Exhibit 99.1

Dermira Receives FDA Approval for Qbrexza™ (glycopyrronium)

Cloth to Treat Primary Axillary Hyperhidrosis

-	Qbrexza is the first FDA-approved, once-daily, topical prescription treatment indicated for people with primary axillary hyperhidrosis, also known as excessive underarm sweating
-	The chronic, medical skin condition is estimated to affect nearly 10 million people in the U.S.
-	Qbrexza is expected to be available for prescribing in October 2018

MENLO PARK, Calif., June 29, 2018 – Dermira, Inc. (NASDAQ: DERM), a biopharmaceutical company dedicated to bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of people living with chronic skin conditions, announced today that the U.S. Food and Drug Administration (FDA) has approved Qbrexza™ (glycopyrronium) cloth, an anticholinergic indicated for the topical treatment of primary axillary hyperhidrosis in adult and pediatric patients 9 years of age and older.

Primary axillary hyperhidrosis, also commonly known as excessive underarm sweating, is a chronic medical skin condition that results in sweating beyond what is needed for normal body temperature regulation. The exact cause is unknown, but it affects nearly 10 million people in the United States, with both men and women having similar prevalence. Qbrexza (pronounced kew brex’ zah) is applied directly to the skin and is designed to block sweat production by inhibiting sweat gland activation.

“For years, dermatologists have been telling us of the need for new treatment options that address primary axillary hyperhidrosis given the stigma and burden associated with this condition,” said Tom Wiggans, chairman and chief executive officer at Dermira. “From the start, our goal was to develop an approach that went beyond masking a person’s excessive underarm sweating and instead focused on treating the condition in a clinically meaningful way. We partnered with dermatologists and the FDA during the development stage and listened to the people who have been living with this condition to understand how they would define a meaningful benefit. It is our hope that Qbrexza will not only provide the clinical benefit these sufferers have been seeking, but help to reduce the overall burden on their lives.”

The approval is based on results from two Phase 3 clinical trials, ATMOS-1 and ATMOS-2, which evaluated the efficacy and safety of Qbrexza in patients with primary axillary hyperhidrosis. Both trials assessed the absolute change from baseline in sweat production (the weight or amount of sweat a patient produced) following treatment with Qbrexza and the proportion of patients who achieved at least a four-point improvement from baseline in their sweating severity, as measured by the Axillary Sweating Daily Diary (ASDD), Dermira’s proprietary patient-reported outcome (PRO) instrument. The PRO was developed in consultation with the FDA and in accordance with the agency’s 2009 guidance on PRO instruments.

1.	Doolittle et. al., Hyperhidrosis: An Update on Prevalence and Severity in the United States. Arch Dermatol Res. 308:743-749, 2016.
2.	Kamudoni, et al., The impact of hyperhidrosis on patients’ daily life and quality of life: a qualitative investigation. Health and Quality of Life Outcomes, 15(1). 2017.

“Primary axillary hyperhidrosis is a condition that has negatively impacted many of my patients for most of their lives,” said Dee Anna Glaser, M.D., professor and interim chair, Department of Dermatology at Saint Louis University School of Medicine and a renowned hyperhidrosis expert. “I look forward to Qbrexza’s potential to be a meaningful treatment option that will not only reduce a person’s sweat, but will reduce the overall impact this condition has on their daily life.”

The most common side effects observed following topical application of Qbrexza to the underarms were dry mouth, dilated pupil (mydriasis), sore throat (oropharyngeal pain), headache, urinary hesitation, blurred vision, dry nose, dry throat, dry eye, dry skin and constipation. The most common local skin reactions were erythema, burning/stinging and pruritus.

Qbrexza is expected to be available nationwide in pharmacies beginning in October 2018. For more information, visit www.qbrexza.com.

About Hyperhidrosis

Hyperhidrosis is a condition of sweating beyond what is physiologically required for normal thermal regulation and affects an estimated 4.8% of the U.S. population, or approximately 15 million people.1 Of these, 65 percent, or nearly 10 million people, suffer from sweating localized to the underarms (axillary disease). Studies have demonstrated that excessive sweating often impedes normal daily activities and can also result in occupational, emotional, psychological, social and physical impairment.1,2

About Qbrexza™ (glycopyrronium) cloth

Qbrexza is an anticholinergic indicated for topical treatment of primary axillary hyperhidrosis in adult and pediatric patients 9 years of age and older. Qbrexza is applied directly to the skin and is designed to block sweat production by inhibiting sweat gland activation. For more information visit www.qbrexza.com.

IMPORTANT SAFETY INFORMATION

Contraindications: Qbrexza is contraindicated in patients with medical conditions that can be exacerbated by the anticholinergic effect of Qbrexza (e.g., glaucoma, paralytic ileus, unstable cardiovascular status in acute hemorrhage, severe ulcerative colitis, toxic megacolon complicating ulcerative colitis, myasthenia gravis, Sjogren’s syndrome).

WARNINGS AND PRECAUTIONS

Worsening of Urinary Retention: Qbrexza should be used with caution in patients with a history or presence of documented urinary retention. Prescribers and patients should be alert for signs and symptoms of urinary retention (e.g., difficulty passing urine, distended bladder), especially in patients with prostatic hypertrophy or bladder-neck obstruction. Instruct patients to discontinue use immediately and consult a physician should any of these signs or symptoms develop. Patients with a history of urinary retention were not included in the clinical studies.

1.	Doolittle et. al., Hyperhidrosis: An Update on Prevalence and Severity in the United States. Arch Dermatol Res. 308:743-749, 2016.
2.	Kamudoni, et al., The impact of hyperhidrosis on patients’ daily life and quality of life: a qualitative investigation. Health and Quality of Life Outcomes, 15(1). 2017.

Control of Body Temperature: In the presence of high ambient temperature, heat illness (hyperpyrexia and heat stroke due to decreased sweating) can occur with the use of anticholinergic drugs such as Qbrexza. Advise patients using Qbrexza to watch for generalized lack of sweating when in hot or very warm environmental temperatures and to avoid use if not sweating under these conditions.

Operating Machinery or an Automobile: Transient blurred vision may occur with use of Qbrexza. If blurred vision occurs, the patient should discontinue use until symptoms resolve. Patients should be warned not to engage in activities that require clear vision such as operating a motor vehicle or other machinery, or performing hazardous work until the symptoms have resolved.

ADVERSE REACTIONS

The most common adverse reactions seen in ≥2% of subjects treated with Qbrexza were dry mouth (24.2%), mydriasis (6.8%), oropharyngeal pain (5.7%), headache (5.0%), urinary hesitation (3.5%), vision blurred (3.5%), nasal dryness (2.6%), dry throat (2.6%), dry eye (2.4%), dry skin (2.2%) and constipation (2.0%). Local skin reactions, including erythema (17.0%), burning/stinging (14.1%) and pruritus (8.1%), were also common.

DRUG INTERACTIONS

Anticholinergics: Coadministration of Qbrexza with anticholinergic medications may result in additive interaction leading to an increase in anticholinergic adverse effects. Avoid coadministration of Qbrexza with other anticholinergic-containing drugs.

INSTRUCTIONS FOR ADMINISTERING QBREXZA

Instruct patients to use one cloth to apply Qbrexza to both axillae by wiping the cloth across one underarm, ONE TIME. Using the same cloth, apply the medication to the other underarm, ONE TIME. Inform patients that Qbrexza can cause temporary dilation of the pupils and blurred vision if it comes in contact with the eyes.

Instruct patients to wash their hands with soap and water immediately after discarding the used cloth.

USE IN SPECIFIC POPULATIONS

Pregnancy: There are no available data on Qbrexza use in pregnant women to inform a drug-associated risk for adverse developmental outcomes.

Lactation: There are no data on the presence of glycopyrrolate or its metabolites in human milk, the effects on the breastfed infant, or the effects on milk production. The developmental and health benefits of breastfeeding should be considered along with the mother’s clinical need for Qbrexza and any potential adverse effects on the breastfed infant from Qbrexza or from the underlying maternal condition.

Renal Impairment: The elimination of glycopyrronium is severely impaired in patients with renal failure.

Please see Full Prescribing Information and Patient Product Information.

1.	Doolittle et. al., Hyperhidrosis: An Update on Prevalence and Severity in the United States. Arch Dermatol Res. 308:743-749, 2016.
2.	Kamudoni, et al., The impact of hyperhidrosis on patients’ daily life and quality of life: a qualitative investigation. Health and Quality of Life Outcomes, 15(1). 2017.

About Dermira

Dermira is a biopharmaceutical company dedicated to bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of patients living with chronic skin conditions. Dermira is committed to understanding the needs of both patients and physicians and using its insight to identify and develop leading-edge medical dermatology programs. The company’s approved treatment, Qbrexza™ (glycopyrronium) cloth, is an anticholinergic indicated for the topical treatment of primary axillary hyperhidrosis in adult and pediatric patients 9 years of age and older. Primary axillary hyperhidrosis is excessive underarm sweating with no known cause and beyond what is needed for normal body temperature regulation. Dermira is also evaluating lebrikizumab in a Phase 2b clinical trial for the treatment of moderate-to-severe atopic dermatitis (a severe form of eczema) and has early-stage research programs in other areas of dermatology. Dermira is headquartered in Menlo Park, Calif. For more information, please visit http://www.dermira.com. Follow Dermira on Twitter and LinkedIn.

In addition to filings with the Securities and Exchange Commission (SEC), press releases, public conference calls and webcasts, Dermira uses its website (www.dermira.com), LinkedIn page (https://www.linkedin.com/company/dermira-inc-) and corporate Twitter account (@DermiraInc) as channels of distribution of information about its company, product candidates, planned financial and other announcements, attendance at upcoming investor and industry conferences and other matters. Such information may be deemed material information and Dermira may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Dermira’s website, LinkedIn page and Twitter account in addition to following its SEC filings, news releases, public conference calls and webcasts.

Forward-Looking Statements

The information in this news release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. This news release contains forward-looking statements that involve substantial risks and uncertainties, including statements with respect to Dermira’s hope that Qbrexza will not only provide the clinical benefit to sufferers of primary axillary hyperhidrosis, but help to reduce the overall daily burden this condition has had on their lives; Qbrexza’s potential to be a meaningful treatment option that will not only reduce a person’s sweat, but will reduce the overall impact of primary axillary hyperhidrosis on their lives; the commercial launch of Qbrexza; and the date by which Qbrexza will be commercially available nationwide. These statements deal with future events and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to Dermira’s dependence on third-party clinical research organizations, manufacturers and suppliers; Dermira’s ability to attract and retain key employees; Dermira’s ability to obtain necessary additional capital; market acceptance of Dermira’s potential products; Dermira’s ability to develop and maintain collaborations and license products and intellectual property; the impact of competitive products and therapies, including generics and biosimilars; Dermira’s ability to manage the growth and complexity of its organization; Dermira’s ability to maintain, protect and enhance its intellectual property; the design, implementation and outcomes of Dermira’s clinical trials; the outcomes of Dermira’s future meetings with regulatory agencies; and Dermira’s ability to continue to stay in

1.	Doolittle et. al., Hyperhidrosis: An Update on Prevalence and Severity in the United States. Arch Dermatol Res. 308:743-749, 2016.
2.	Kamudoni, et al., The impact of hyperhidrosis on patients’ daily life and quality of life: a qualitative investigation. Health and Quality of Life Outcomes, 15(1). 2017.

compliance with applicable laws and regulations. You should refer to the section entitled “Risk Factors” set forth in Dermira’s Annual Report on Form 10-K, Dermira’s Quarterly Reports on Form 10-Q and other filings Dermira makes with the SEC from time to time for a discussion of important factors that may cause actual results to differ materially from those expressed or implied by Dermira’s forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this news release. Dermira undertake no obligation to publicly update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:

Erica Jefferson

Vice President, Corporate Communications

650-421-7216

erica.jefferson@dermira.com

Erin Murphy

Associate Director, Corporate Communications

650-422-7746

erin.murphy@dermira.com

Investors:

Ian Clements, Ph.D.

Vice President, Investor Relations

650-422-7753

investor@dermira.com

Robert H. Uhl

Westwicke Partners

Managing Director

858-356-5932

robert.uhl@westwicke.com

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1.	Doolittle et. al., Hyperhidrosis: An Update on Prevalence and Severity in the United States. Arch Dermatol Res. 308:743-749, 2016.
2.	Kamudoni, et al., The impact of hyperhidrosis on patients’ daily life and quality of life: a qualitative investigation. Health and Quality of Life Outcomes, 15(1). 2017.